Exhibit 10.1

FIFTH AMENDMENT TO CREDIT AGREEMENT
THIS FIFTH AMENDMENT TO CREDIT AGREEMENT, dated as of October 31, 2018 (this “Amendment”), is entered into among FTD COMPANIES, INC., a Delaware corporation (the “Company”), INTERFLORA BRITISH UNIT, a company incorporated under the Laws of England & Wales (the “UK Borrower”, and together with the Company, the “Borrowers”), the Guarantors party hereto, the Lenders party hereto, and BANK OF AMERICA, N.A., as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement (as defined below).
RECITALS
WHEREAS, the Borrowers, the Guarantors, the Lenders and Bank of America, N.A., in its capacity as the Administrative Agent, Swing Line Lender and L/C Issuer, are parties to that certain Credit Agreement, dated as of July 17, 2013 (as amended or modified prior to the date hereof, the “Existing Credit Agreement”);
WHEREAS, the parties hereto have agreed to amend the Existing Credit Agreement as provided herein (the Existing Credit Agreement, as amended hereby, the “Credit Agreement”).
NOW, THEREFORE, in consideration of the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
1.    Consent, Acknowledgement and Reaffirmation. By such Person’s signature below, each of the Loan Parties hereby: (a) acknowledges and consents to this Amendment and the terms and provisions hereof; (b) reaffirms the covenants and agreements contained in each Loan Document to which such Person is party, including, in each case, as such covenants and agreements may be modified by this Amendment and the transactions contemplated hereby; (c) reaffirms that each of the Liens created and granted in or pursuant to the Loan Documents in favor of the Administrative Agent for the benefit of the holders of the Obligations is valid and subsisting, and acknowledges and agrees that this Amendment shall in no manner impair or otherwise adversely affect such Liens, except as explicitly set forth herein; (d) acknowledges that this Amendment is limited to the extent specifically set forth herein and shall not be deemed a waiver of, or a consent to a departure from, any other term, covenant, provision or condition set forth in the Credit Agreement and (e) confirms that each Loan Document to which such Person is a party is and shall continue to be in full force and effect and the same are hereby ratified and confirmed in all respects, except that upon the effectiveness of this Amendment, all references in such Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import shall mean the Credit Agreement and the other Loan Documents, as the case may be, as in effect and as modified by this Amendment.
2.    Amendments.
(a)The following definitions appearing in Section 1.01 of the Existing Credit Agreement are hereby amended to read as follows:
“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period (excluding, however, (i) any interest expense not payable in Cash (including amortization of discount, amortization of debt issuance costs and interest paid-in-kind or added to the existing principal amount) and (ii) original issue discount, financing fees, including those paid in connection with the Second Amendment, the Third Amendment, the Fourth Amendment and the Fifth Amendment, redemption premiums and agent fees).
(i)“Consolidated Adjusted EBITDA” means, for any period, the sum, without duplication, of the amounts for such period of: (a) Consolidated Net Income, plus (b) to the extent included in calculating such Consolidated Net Income: (i) Consolidated Interest Expense and any amounts paid in respect of or pursuant to Hedge Agreements entered into in connection with Indebtedness of the Company and its Restricted Subsidiaries for protection against fluctuations in interest rates, whether consisting of periodic payments, upfront payments, termination payments or otherwise (other than amounts paid as a result of a breach or default under a Hedge Agreement), (ii) provisions for Taxes based on income, (iii) total depreciation expense, (iv) total amortization expense, (v) any foreign currency translation or transaction losses (including losses related to currency remeasurements of indebtedness), (vi) extraordinary, unusual or non-recurring cash losses, charges or expenses (including, without limitation, expenses resulting from actual or potential transactions such as business combinations, mergers, acquisitions, and financing transactions (including compensation expense and expense for advisors and representatives such as investment bankers, consultants, attorneys and accounting firms), severance expenses, facility closure expenses, relocation costs and other restructuring charges (but excluding any of the foregoing incurred in connection with the Bloom Acquisition), and charges (including fees, expenses, damages and settlement costs) related to litigation, arbitration, investigations, disputes or similar matters) (it being understood and agreed that Item 10(e) of Regulation S‑K under the Securities Act of 1933 shall not constitute a limitation on any such determination and unusual or non‑recurring losses, charges, expenses or gains shall be determined by Company in good faith)) in an amount not to exceed 10% of Consolidated Adjusted EBITDA in any consecutive four Fiscal Quarter period (determined after giving effect to this clause (vi)), (vii) losses, charges or expenses with respect to litigation, investigations and other legal matters disclosed under the section “Business - Legal Proceedings” in the Registration Statement (or legal matters arising out of the same or similar facts, circumstances or allegations that such litigation, investigations, and other legal matters relate to), not to exceed $10,000,000 in aggregate over the term of this Agreement), (viii) [reserved], (ix) all other non-Cash expenses or losses including, without limitation, non-Cash stock compensation expenses for officers, directors, employees and consultants (other than (A) any such non-Cash expense or charge to the extent it represents an accrual of or reserve for Cash expenditures or charge in any future period and (B) write-downs or reserves of account receivables or inventory), (x) all Equity Related Compensation Payments, (xi) [reserved], (xii) (A) any impairment charge or asset write‑off or write‑down, in each case relating to an intangible asset, pursuant to FASB ASC 360-10-20 and FASB ASC 350 or successor or related provision, (B) the amortization of intangible assets arising pursuant to FASB ASC 805 or successor or related provision, (C) the amortization or write‑off deferred financing fees and (D) the amortization of other intangible assets, (xiii) all expenses incurred in connection with the Second Amendment and the Third Amendment, Fourth Amendment and Fifth Amendment, in an aggregate amount not to exceed $6,000,000 in the aggregate, and (xiv) transaction, integration and restructuring fees and expenses incurred in connection with the Bloom Acquisition incurred prior to December 31, 2017 and not exceeding $33,000,000 in the aggregate during the term of this Agreement, minus (c) the following to the extent included in Consolidated Net Income: (i) extraordinary, unusual or nonrecurring cash gains or income for such period (excluding any proceeds of business interruption insurance), (ii) non-cash gains and income for such period (other than (A) any such gain or income representing a reversal of an accrual or a reserve for any cash charge in any future period to the extent a corresponding cash payment was not made and (B) accruals or other items expected to result in a cash payment in a future period) and (C) any foreign currency translation or transaction gains (including gains related to currency remeasurements of indebtedness). Consolidated Adjusted EBITDA shall be calculated on a Pro Forma Basis.
“Extraordinary Receipts” means, with respect to any Person, any cash received by or paid to or for the account of such Person not in the ordinary course of business and in excess of $500,000, including tax refunds, pension plan reversions, indemnity payments and any purchase price adjustments; provided, however, that an Extraordinary Receipt shall not include (i) cash receipts from proceeds of insurance or indemnity payments to the extent that such proceeds, awards or payments are received by any Person in respect of any third party claim against such Person, or any actual loss or damage incurred or suffered by such Person and such proceeds are applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto, (ii) proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings, (iii) post-closing purchase price adjustments in connection with the Bloom Acquisition, (iv) amounts received in connection with the proceedings received under the litigation issued by Interflora, Inc. with the High Court of Justice of England and Wales against Marks and Spencer plc claiming infringement of U.K. trademark registration number 1329840 and European Community trademark registration number 909838, both for the word “Interflora” or (v) proceeds of the issuance of Equity Interests, Asset Sales, Debt Issuances and Recovery Events.
“Letter of Credit Sublimit” means an amount equal to $1,767,000 through and including September 30, 2018, $1,525,000 through February 28, 2019 and $0 thereafter. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving A Commitments.
(b)The following new definitions are hereby added to Section 1.01 of the Existing Credit Agreement in the appropriate alphabetical order to read as follows:

“Fifth Amendment” means that certain Fifth Amendment to Credit Agreement, dated as of the Fifth Amendment Effective Date, by and among the Borrowers, the Guarantors party thereto, the Lenders party thereto, and the Administrative Agent.

“Fifth Amendment Effective Date” means October 31, 2018.

(c)The last sentence of the definition of “Applicable Rate” in Section 1.01 of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:
Notwithstanding anything to the contrary, the Applicable Rate in effect from the Fifth Amendment Effective Date through the Maturity Date shall be determined based upon Pricing Tier 4.
(d)Section 2.02 of the Existing Credit Agreement is hereby amended to add a new subsection (g) which will read as follows:

(g)    During the period from and after the Fifth Amendment Effective Date, none of the Borrowers shall be entitled to borrow any Eurocurrency Rate Loans, continue any Eurocurrency Rate Loans or convert any Base Rate Loans to Eurocurrency Loans, in each case without the consent of the Required Lenders.
(e)Section 2.05(b)(viii) of the Existing Credit Agreement is hereby amended to read as follows:

(viii)    Limited Availability Period. Each Borrower shall immediately prepay Revolving A Loans, Revolving B Loans and/or Swing Line Loans made to it, and/or the Company shall Cash Collateralize the L/C Obligations, in an aggregate amount as is necessary to cause the sum of the Total Revolving A Outstandings plus the Outstanding Amount of all Revolving B Loans to not exceed the following amounts for the periods set forth therein

Period	Amount
November 1, 2018 – Maturity Date	$152,500,000

(f)Section 7.01(b) of the Existing Credit Agreement is hereby amended to read as follows:
(b)    Quarterly and Other Interim Financials: as soon as available and in any event within 45 days after the end of each Fiscal Quarter (and for purposes of compliance with financial covenants measured as of the trailing twelve months ending November 30, 2018, within 45 days after November 30, 2018), other than the last Fiscal Quarter of any Fiscal Year, the consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal period (or trailing twelve month period if applicable) and the related consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal period (or trailing twelve month period if applicable) and for the period from the beginning of the then current Fiscal Year to the end of such fiscal period, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, to the extent prepared for such fiscal period, all in reasonable detail and certified by a Financial Officer of the Company that they fairly present, in all material respects, the financial condition of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and the absence of footnotes;
(g)A new subsection (k) is added to Section 8.01 of the Existing Credit Agreement and shall read as follows:
(k)    the Company and its Restricted Subsidiaries may become and remain liable with respect to Indebtedness consisting of reimbursement obligations in respect of letters of credit not issued in connection with the Credit Agreement, in an amount not to exceed $1,525,000 in the aggregate, which amount shall be reduced by the undrawn amount of any Letters of Credit issued in connection with the Credit Agreement.

(h)The “; and” in front of Section 8.02(a)(vi) shall be deleted, an “and” shall be added after the “;” at the end of Section 8.02(a)(vii); and a new subsection (viii) is added to Section 8.02(a) of the Existing Credit Agreement and shall read as follows:
(viii) Liens in cash collateral posted to secure obligations permitted under Section 8.01(k) provided that the cash collateral posted does not exceed 105% of the face amount of the applicable letter of credit.
(i)Section 8.06 of the Existing Credit Agreement is hereby amended to read as follows:
8.06    Financial Covenants.
(a)    Maximum Consolidated Net Leverage Ratio. The Company shall not permit the Consolidated Net Leverage Ratio as of the last day of the most recently ended applicable period ending on the dates set forth below to exceed the correlative ratio indicated for such period (or period including such Fiscal Quarter or twelve month period):

Period	Ratio
Twelve Month Period ending 11/30/18	3.75 to 1.0
Four Fiscal Quarter Period Ending 12/31/18	3.75 to 1.0
Four Fiscal Quarter Period Ending 3/31/19	2.75 to 1.0
Four Fiscal Quarter Period Ending 6/30/19	2.50 to 1.0
Four Fiscal Quarter Period Ending 9/30/19	3.50 to 1.0
(b)    Minimum Consolidated Fixed Charge Coverage Ratio. The Company shall not permit the Consolidated Fixed Charge Coverage Ratio as of the last day of the most recently ended applicable period ending on the dates set forth below to be less than the correlative ratio indicated for such period (or period including such Fiscal Quarter or twelve month period):

Period	Ratio
Twelve month period ending 11/30/18	1.10 to 1.0
Four Fiscal Quarter Period Ending 12/31/18	1.10 to 1.0
Four Fiscal Quarter Period Ending 3/31/19	1.35 to 1.0
Four Fiscal Quarter Period Ending 6/30/19	1.65 to 1.0
Four Fiscal Quarter Period Ending 9/30/19	1.75 to 1.0

(j)Section 8.14 of the Existing Credit Agreement is amended to read as follows:
8.14    Capital Expenditures.
The Company shall not, and shall not permit any of its Restricted Subsidiaries to, permit the aggregate amount of Consolidated Capital Expenditures to be greater than (i) $28,000,000, for the most recently ended period of two Fiscal Quarters ending on June 30, 2018, (ii) $31,000,000 for the most recently ended period of three Fiscal Quarters ending on September 30, 2018, (iii) $8,000,000 for the period of two months ending November 30, 2018, (iv) $9,500,000 for the period of one Fiscal Quarter ending on

December 31, 2018, (v) $18,500,000 for the period of two Fiscal Quarters ending on March 31, 2019, (vi) $28,000,000 for the period of three Fiscal Quarters ending on June 30, 2019, and (vii) $38,000,000 for the period of four Fiscal Quarters ending on September 30, 2019.
(k)Schedule 2.01 to the Existing Credit Agreement is hereby amended and restated in its entirety in form attached hereto as Annex A.
3.    Effectiveness; Conditions Precedent. This Amendment shall be and become effective as of date hereof when all of the conditions set forth in this Section 3 shall have been satisfied.
(a)    Execution of Counterparts of Amendment. The Administrative Agent shall have received counterparts of this Amendment, which collectively shall have been duly executed on behalf of each of each Borrower, each Guarantor, the Administrative Agent and the Required Lenders.
(b)    Organization Documents, Resolutions, Etc. The Administrative Agent shall have received the following, in form and substance satisfactory to the Administrative Agent:
(i)    copies of the Organization Documents of each U.S. Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such U.S. Loan Party to be true and correct as of the date hereof (or a certification that such Organization Documents have not been amended since the Second Amendment Effective Date);
(ii)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each U.S. Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and the other Loan Documents to which such U.S. Loan Party is a party (or, with respect to incumbency certificates, a certification that the Responsible Officers listed on the incumbency certificates delivered on the Second Amendment Effective Date have not changed);
(iii)    such documents and certifications as the Administrative Agent may reasonably require to evidence that each U.S. Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation; and
(iv)    in relation to the UK Borrower, (A) a copy of a resolution of the board of directors of the UK Borrower (1) approving the terms of, and the transactions contemplated by, this Amendment and resolving that it execute this Amendment, (2) authorizing a specified person or persons to execute this Amendment on its behalf, and (3) authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with this Amendment; (B) a certificate of the UK Borrower (signed by a director) confirming that the constitutional documents and resolution of the board of directors of the UK Borrower are correct, complete and in full force and effect as at a date no earlier than the date of this Amendment; and (C) copies of the Organization Documents of the UK

Borrower (or a certification that such Organization Documents have not been amended since the Second Amendment Effective Date).
(c)    KYC; Beneficial Ownership Certification. Upon the reasonable request of any Lender made at least five days prior to the Closing Date, the Company shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act. If any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, such Borrower shall deliver to the Administrative Agent and the Lenders, a Beneficial Ownership Certification in relation to such Borrower.
4.    Expenses. The Loan Parties agree to reimburse the Administrative Agent for all reasonable documented out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the (a) reasonable documented fees and expenses of Moore & Van Allen PLLC, and (b) the fees and expenses of FTI Consulting, Inc.
5.    Ratification; Acknowledgment. Each Loan Party acknowledges and consents to the terms set forth herein and agrees that this Amendment does not impair, reduce or limit any of its obligations under the Loan Documents, as amended hereby. This Amendment is a Loan Document.
6.    Representations. Each Loan Party represents and warrants as follows:
(a)    It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.
(b)    This Amendment has been duly executed and delivered by such Loan Party and constitutes its legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (i) applicable Debtor Relief Laws and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
(c)    The execution and delivery of this Amendment does not violate, contravene or conflict with any provision of its Organization Documents.
(d)    The Obligations are not subject to any offsets, defenses or counterclaims.
(e)    No Default exists on and as of the date of this Amendment.
(f)    After giving effect to this Amendment, the representations and warranties set forth in Article VI of the Credit Agreement are true and correct in all material respects (or if such representation and warranty is qualified by materiality or Material Adverse Effect, it shall be true and correct) as of the date hereof unless they specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or if such representation and warranty is qualified by materiality or Material Adverse Effect, it shall be true and correct) as of such earlier date.
(g)    As of the Fifth Amendment Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

7.    Lender Representations, Warranties and Covenant. Each Lender party hereto represents and warrants that, after giving effect to this Amendment, the representations and warranties of such Lender set forth in Section 10.12 of the Credit Agreement are true and correct as of the date of this Amendment. Each Lender party hereto hereby agrees to comply with the covenants applicable to such Lender set forth in Section 10.12 of the Credit Agreement.
8.    Successors and Assigns; No Third Party Beneficiaries. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No other Person shall have or be entitled to assert rights or benefits under this Amendment.
9.    Headings. The headings of the sections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Amendment.
10.    Severability. If any provision of this Amendment is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Amendment shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
11.    Acknowledgment of Guarantors. The Guarantors acknowledge and consent to all of the terms and conditions of this Amendment and agree that this Amendment and any documents executed in connection herewith do not operate to reduce or discharge the Guarantors’ obligations under the Credit Amendment or the other Loan Documents.
12.    Release. In consideration of the agreements of the Administrative Agent and the Required Lenders set forth in this Amendment, the Loan Parties hereby release and forever discharge the Administrative Agent, each L/C Issuer, the Swing Line Lender, the Lenders and the Administrative Agent’s, each L/C Issuer’s, the Swing Line Lender’s and each Lender’s respective predecessors, successors, assigns, officers, managers, directors, employees, agents, attorneys, representatives and affiliates (collectively, the “Lender Group”) from any and all claims, counterclaims, demands, damages, debts, suits, liabilities, actions and causes of action of any nature whatsoever, in each case to the extent arising in connection with any of the Loan Documents through and including the Fifth Amendment Effective Date, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which any of the Loan Parties may have or claim to have against any member of the Lender Group.
13.    No Actions, Claims. Each Loan Party represents, warrants, acknowledges and confirms that, as of the date hereof, it has no knowledge of any action, cause of action, claim, demand, damage or liability of whatever kind or nature, in law or in equity, against any member of the Lender Group arising from any action by such Persons, or failure of such Persons to act, under or in connection with any of the Loan Documents.
14.    Counterparts/Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of executed counterparts of this Amendment by telecopy or other secure electronic format (.pdf) shall be effective as an original.

15.    GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
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Each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

COMPANY:	FTD COMPANIES, INC.,
a Delaware corporation
By: /s/ Steven Barnhart
Name: Steven Barnhart
Title: Executive Vice President and Chief Financial Officer

UK BORROWER:	INTERFLORA BRITISH UNIT,
a company incorporated under the Laws
of England & Wales
By: /s/ Rhys J. Hughes
Name: Rhys J. Hughes
Title: Director

GUARANTORS:	FLORISTS’ TRANSWORLD DELIVERY, INC.,
a Michigan corporation
By: /s/ Steven Barnhart
Name: Steven Barnhart
Title: Executive Vice President, Chief Financial Officer and Treasurer
FTD GROUP, INC.,
a Delaware corporation
By: /s/ Steven Barnhart
Name: Steven Barnhart
Title: Executive Vice President, Chief Financial Officer and Treasurer
FTD, INC.,
a Delaware corporation
By: /s/ Steven Barnhart
Name: Steven Barnhart
Title: Executive Vice President, Chief Financial Officer and Treasurer
FTD.CA, INC.,
a Delaware corporation
By: /s/ Steven Barnhart
Name: Steven Barnhart
Title: Executive Vice President, Chief Financial Officer and Treasurer

FTD.COM INC.,
a Florida corporation
By: /s/ Steven Barnhart
Name: Steven Barnhart
Title: Executive Vice President, Chief Financial Officer and Treasurer
PROVIDE COMMERCE, INC.,
a Delaware corporation
By: /s/ Steven Barnhart
Name: Steven Barnhart
Title: Executive Vice President, Chief Financial Officer and Treasurer
PROVIDE CARDS, INC.,
a California corporation
By: /s/ Steven Barnhart
Name: Steven Barnhart
Title: Executive Vice President, Chief Financial Officer and Treasurer
PROVIDE CREATIONS, INC.,
a Delaware corporation
By: /s/ Steven Barnhart
Name: Steven Barnhart
Title: Executive Vice President, Chief Financial Officer and Treasurer
GIFTCO, LLC,
a Delaware limited liability company
By: /s/ Steven Barnhart
Name: Steven Barnhart
Title: Executive Vice President, Chief Financial Officer and Treasurer
FTD MOBILE, INC.,
a Delaware corporation
By: /s/ Steven Barnhart
Name: Steven Barnhart
Title: Executive Vice President, Chief Financial Officer and Treasurer

ADMINISTRATIVE

AGENT:	BANK OF AMERICA, N.A.,
as Administrative Agent
By: /s/ Mary Lawrence
Name: Mary Lawrence
Title: Assistant Vice President

LENDERS:	BANK OF AMERICA, N.A.,
as a Lender, L/C Issuer and Swing Line Lender
By: /s/ John Schuessler
Name: John Schuessler
Title: Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender
By: /s/ Tracie Plummer
Name: Tracie Plummer
Title: Director

BMO HARRIS BANK N.A.,
as a Lender
By: /s/ Kristina H. Burden
Name: Kristina H. Burden
Title: Director

BANK OF MONTREAL,
as a Lender
By: /s/ Jack J. Kane
Name: Jack J. Kane
Title: Managing Director

COMPASS BANK,
as a Lender
By: /s/ Jon McCurdy
Name: Jon McCurdy
Title: SVP

PNC BANK, NATIONAL ASSOCIATION,
as a Lender
By: /s/ Terry A. Graffis
Name: Terry A. Graffis
Title: Vice President

HSBC BANK USA, NATIONAL ASSOCIATION,
as a Lender
By: /s/ Fred Schimel
Name: Fred Schimel
Title: Vice President

MUFG UNION BANK, N.A.,
as a Lender
By: /s/ Malcolm D. McDuffie
Name: Malcolm D. McDuffie
Title: Director

REGIONS BANK,
as a Lender
By: /s/ Arthur E. Cutler
Name: Arthur E. Cutler
Title: Senior Vice President

FIRST BANK OF HIGHLAND PARK,
as a Lender
By: /s/ Lynn M. Rosinsky
Name: Lynn M. Rosinsky
Title: Senior Vice President

FCS COMMERCIAL FINANCE GROUP, FOR AGCOUNTRY FARM
CREDIT SERVICES, PCA, as a Lender

By: /s/ Eric Born
Name: Eric Born
Title: Vice President

COMPEER FINANCIAL, PCA successor to 1st FARM CREDIT
SERVICES, PCA, as a Lender

By: /s/ Dale A. Richardson
Name: Dale A. Richardson
Title: Managing Director, Capital Markets

ANNEX A

Schedule 2.01
Commitments and Applicable Percentages

Lender	Revolving A Commitment	Applicable Percentage of Revolving A Commitment	Revolving B Commitment	Applicable Percentage of Revolving B Commitment	L/C Commitment	Swing Line Commitment
Bank of America, N.A.	$34,188,715	22.792476667%	$6,504,702	26.018808000%	$1,525,000	$0
Wells Fargo Bank, National Association	$25,950,470	17.300313333%	$4,937,304	19.749216000%	$0	$0
BMO Harris Bank, N.A.	$16,064,577	10.709718000%	$0	0.000000000%	$0	$0
Bank of Montreal	$0	0.000000000%	$3,056,426	12.225704000%	$0	$0
Compass Bank	$14,828,840	9.885893333%	$2,821,317	11.285268000%	$0	$0
PNC Bank, National Association	$14,828,840	9.885893333%	$2,821,317	11.285268000%	$0	$0
MUFG Union Bank, N.A.	$9,062,069	6.041379333%	$1,724,138	6.896552000%	$0	$0
Regions Bank	$7,414,420	4.942946667%	$1,410,658	5.642632000%	$0	$0
HSBC Bank USA, National Association	$9,062,069	6.041379333%	$1,724,138	6.896552000%	$0	$0
First Bank of Highland Park	$7,200,000	4.800000000%	$0	0.000000000%	$0	$0
FCS Commercial Finance Group for AgCountry Farm Credit Services, PCA	$5,700,000	3.800000000%	$0	0.000000000%	$0	$0
1st Farm Credit Services, PCA	$5,700,000	3.800000000%	$0	0.000000000%	$0	$0
TOTAL	$150,000,000	100%	$25,000,000	100%	$1,525,000	$0